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                                                                 EXHIBIT 1

                   MONUMENT, CRESCENT, POWERHOUSE AGREEMENT
                            DATED AUGUST 5, 1996
                    ACCOUNTS PAYABLE AS OF AUGUST 1, 1996


CRESCENT OIL & GAS CORP. PAYABLES                    AMOUNT

Midwest Surveys                                    $ 1,625.58
Swanter and Gordon                                 $ 7,245.00
Garcia's Roustabout                                $   579.20
Eldeman Backhoe                                    $   455.00
Murray, Tillotson and Nelson                       $   362.06
Pumpers Supply and Equipment                       $   452.26
Tidewater Compression                              $11,815.54
Diehl, Banwart & Bolden                            $   590.00
Jeff Ogden                                         $ 3,712.51
Conner, Cantey and Clover                          $12,963.82
Ehrhardt, Keefe, Steiner & Hottman                 $ 8,995.73
                                                   ----------
      Total                                        $48,796.70

Oil and Gas Royalty Interests Payable              $ 4,410.96

Monument Payments on behalf of Crescent
- - to be reimbursed to Monument:

  Wayne Melton                                     $ 1,250.00
  Shaw, Spangler & Roth                            $27,022.71
  CT Corporation                                   $   155.00
                                                   ----------
      Total                                        $28,427.71

Total Payables at April 1, 1996                    $81,635.37